Exhibit 99.1

Press Release
www.shire.com

Shire to Appoint Thomas Dittrich as Chief Financial Officer and Member of the Board of Directors

November 20, 2017 - Shire plc (LSE: SHP, NASDAQ: SHPG), the global biotech leader in rare diseases, today announced that Thomas Dittrich will join the company as Chief Financial Officer, and become an Executive member of the Board of Directors and a member of the Executive Committee. Thomas will assume his roles at Shire in early 2018 following a transition period from his current employer.

“Thomas’s wealth of experience while leading the finance teams at numerous multinational companies, including Amgen for several years, will be a tremendous asset for Shire as we continue to execute as the leading global biotech focused on rare diseases,” said Dr. Flemming Ornskov, MD, MPH, Chief Executive Officer, Shire. “His unique financial skillset and results-oriented mentality make him the right person to lead Shire’s finance function.”

Thomas is currently Chief Financial Officer and a member of the Executive Committee at Sulzer Ltd, a publicly-listed, global industrial engineering and manufacturing company. He joined Sulzer in August 2014, serving as Chief Executive Officer ad interim between August 2015 and December 2015. At Sulzer, he was instrumental in designing the company’s transformation program and drove key upgrades to finance and IT functions, as well as to capital structure and resource allocation initiatives.

Prior to joining Sulzer, Thomas served as Vice President, Finance Corporate Planning and Chief Accounting Officer of Amgen Inc. between 2010 and 2014. Between 2006 and 2010, he was Vice President, Finance and Chief Financial Officer of Amgen International. Thomas also spent eight years with Dell where he held various finance and general manager roles. Earlier in his career, Thomas worked at Booz & Co and Helbing Management Consulting AG in operational and merger and acquisition roles, respectively.

“Thomas is a talented global executive who will bring to Shire a broad range of experiences from both inside and outside the pharmaceutical industry,” said Susan Kilsby, Chairman of the Board at Shire. “The Board and I look forward to working with him during this transformational time in the Company’s history.”

“I am thrilled to join Shire at such an exciting time in the Company’s evolution,” said Thomas Dittrich. “I look forward to working with the Board, the Executive Committee and the Finance organization as we build upon Shire’s strong fundamentals to drive future growth and shareholder value.”

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 203 549 0874

Media
Amy Ryan	aryan0@shire.com	+1 617 588 8687
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

No further information is required to be disclosed pursuant to 9.6.13R of the UK Listing Rules.

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Immunology, Hereditary Angioedema, Hematology, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine, Ophthalmics, a growing franchise in Oncology, and Neuroscience.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

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